
                                   EXHIBIT 11

                       OGDEN CORPORATION AND SUBSIDIARIES

          DETAIL OF COMPUTATION OF EARNINGS APPLICABLE TO COMMON STOCK


                                                  FOR THE THREE MONTHS ENDED
                                                           MARCH 31,
                                                      1995          1994
                                                     (In Thousands)

NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE:
Average number of common shares                         48,787      43,528
NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE ASSUMING FULL DILUTION:
Average number of common shares                         48,787      43,528
Shares issuable for conversion of preferred stock          316         337

Number of shares used for computation                   49,103      43,865

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES:
Income before cumulative effect of change in
accounting principle                                  $ 12,292   $  15,328
Add (less): dividends on Ogden preferred stock             (44)        (47)

Consolidated income applicable to Ogden common stock  $ 12,248   $  15,281

Cumulative effect of change in accounting principle              $  (1,520)

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES-
ASSUMING FULL DILUTION:
Consolidated income applicable to Ogden common stock  $ 12,292   $  15,328

Cumulative effect of change in accounting principle              $  (1,520)

Note:
     Earnings per common share was computed by dividing income, increased
     (decreased) for adjustments arising from minority interest in consolidated subsidiaries, reduced by preferred stock dividends requirements, by the weighted average of the number of shares of common stock and common stock equivalents, where dilutive, outstanding during each period.

     Earnings per common share, assuming full dilution, was computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.